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                                                                    EXHIBIT 11.1


    DISPATCH MANAGEMENT SERVICES CORP. STATEMENT REGARDING COMPUTATION OF NET
                            INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)


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
                                                      Three Months Ended          Six Months Ended
                                                           June 30,                  June 30,
                                                     --------------------       --------------------
                                                      1998         1997          1998         1997
                                                     -------      -------       -------      -------
BASIC EARNINGS (LOSS) PER SHARE:

  Income (loss) before extraordinary item            $ 2,191      $    (8)      $ 2,159      $   (22)
  Extraordinary item-loss on early
    extinguishment of debt, net of income taxes                                     713
                                                     -------      -------       -------      -------
  Net income (loss)                                  $ 2,191      $    (8)      $ 1,446      $   (22)
                                                     =======      =======       =======      =======
  Weighted average shares outstanding                 11,546          847         9,176          847
                                                     =======      =======       =======      =======

Loss before extraordinary item                       $   .19      $  (.01)      $   .24      $   .03
  Extraordinary item-loss on early
    extinguishment of debt, net of income taxes                                    (.08)
                                                     -------      -------       -------      -------
  Net income (loss) per share                        $   .19      $  (.01)      $   .16      $   .03
                                                     =======      =======       =======      =======
DILUTED EARNINGS (LOSS) PER SHARE:

  Income (loss) before extraordinary item            $ 2,191      $    (8)      $ 2,159      $   (22)
  Extraordinary item-loss on early
    extinguishment of debt, net of income taxes
                                                                                    713
                                                     -------      -------       -------      -------
  Net income (loss)                                  $ 2,191      $    (8)      $ 1,446      $   (22)
                                                     =======      =======       =======      =======

  Weighted average shares outstanding                 11,546          847         9,176          847
  Potential common shares from stock options             293                        179
                                                     -------      -------       -------      -------
  Total weighted average shares outstanding           11,839          847         9,355          847
                                                     =======      =======       =======      =======

  Income (loss) before extraordinary item            $   .19      $  (.01)      $   .23      $   .03
  Extraordinary item-loss on early
    extinguishment of debt, net of income taxes                                    (.08)
                                                     -------      -------       -------      -------
  Net income (loss) per share                        $   .19      $  (.01)      $   .15      $   .03
                                                     =======      =======       =======      =======
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